Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the undersigned agree to the joint filing on behalf of each of them of statements on Schedule 13D (including any amendments thereto), with respect to the common stock, par value $0.01 per share, of STAAR Surgical Company.

DATE: January 16, 2026

BROADWOOD PARTNERS, L.P.

By:	/s/ Neal C. Bradsher
Name:	Neal C. Bradsher
Title:	President of Broadwood Capital, Inc.

BROADWOOD CAPITAL, INC.

By:	/s/ Neal C. Bradsher
Name:	Neal C. Bradsher
Title:	President

NEAL C. BRADSHER

/s/ Neal C. Bradsher

RICHARD T. LEBUHN

/s/ Richard T. Lebuhn